Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-xxxxx) pertaining to Discovery Laboratories, Inc. Amended and Restated 1998 Stock Incentive Plan of our reports dated March 11, 2005, with respect to the consolidated financial statements of Discovery Laboratories, Inc., Discovery Laboratories, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Discovery Laboratories, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
August 19, 2005